Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genesis Energy, L.P. of our report dated March 31, 2017, relating to the combined financial statements of Alkali Chemicals Business (A Business of Tronox Limited) as of and for the three months ended March 31, 2015 which appears in Exhibit 99.3 of Genesis Energy, L.P.’s Current Report on Form 8-K/A dated September 20, 2017 (File No. 001-12295). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ RSM US LLP

Stamford, Connecticut

April 20, 2018